As filed with the Securities and Exchange Commission on January 31, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGIZER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Missouri	36-4802442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

533 Maryville University Drive St. Louis, Missouri	63141
(Address of Principal Executive Offices)	(Zip Code)

ENERGIZER HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

John J. Drabik

Executive Vice President and Chief Financial Officer

Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, Missouri 63141

(314) 985-2000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Gillian Emmett Moldowan, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Energizer Holdings, Inc. 2023 Omnibus Incentive Plan (the “Plan”) as required by Rule 428(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto furnished but not filed with the Commission):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the Commission on November 15, 2022;
(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on January 31, 2023; and
(c)	The description of the Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) included as Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the Commission on November 15, 2022.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K or otherwise, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

The validity of the shares of Common Stock, par value $0.01 (“Common Stock”), offered hereby has been passed upon by Kathryn A. Dugan, Esq., General Counsel and Corporate Secretary of the Registrant. Ms. Dugan is eligible to participate in the Plan, and she currently beneficially owns shares of Common Stock, restricted stock equivalents convertible into shares of Common Stock under the terms of the 2015 Energizer Holdings, Inc. Equity Incentive Plan and restricted stock units convertible into shares of Common Stock under the terms of the Energizer Holdings, Inc. Omnibus Incentive Plan.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated articles of incorporation provides that the Registrant will indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the Registrant) who at any time is serving or has served as a director, officer or employee of the Registrant against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Registrant while also serving as a director, officer or employee of the Registrant, or service at the request of the Registrant (which request need not be in writing) as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law unless the conduct of such person underlying the proceeding in question has been finally adjudged to have been knowingly fraudulent, deliberately dishonest or to constitute willful misconduct, or unless the Registrant is otherwise prohibited by law from providing such indemnification. Without limiting the generality of the foregoing, the Registrant will indemnify any such person (other than a party plaintiff suing on his or her behalf or in the right of the Registrant) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Registrant) as a result of such service or any service on behalf of the Registrant while also serving as a director, officer or employee of the Registrant against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. The Registrant’s amended and restated articles of incorporation expressly authorize us to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers, employees or agents for some liabilities.

Directors, officers and employees of the Registrant will be permitted to rely on the indemnification rights set forth in the amended and restated articles of incorporation as a binding contract with the Registrant. The Registrant has entered into indemnification agreements with its directors, pursuant to which the Registrant has agreed to indemnify its directors to the fullest extent authorized or permitted by Missouri law insofar as the underlying matter, liability or expense relates to such director by reason of the fact that such person is, was or at any time becomes a director, officer, employee or agent of the Registrant, or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The agreements also provide for the advancement of expenses of investigating, prosecuting, preparing to defend, defending, participating or serving or preparing to serve and serving as a witness in any civil, arbitrative, criminal, administrative, or investigative action, claim, suit or proceeding to which the director or officer is, was or at any time becomes a director, officer, employee or agent of the Registrant, or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.

Missouri law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors subject to specified exceptions. The Registrant’s amended and restated articles of incorporation include such an exculpation provision.

The foregoing represents a summary of the general effect of the indemnification provisions of the Missouri law, the Registrant’s amended and restated articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the Missouri General Business and Corporation Law, the Registrant’s amended and restated articles of incorporation and any pertinent agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description

3.1	Third Amended and Restated Articles of Incorporation of Energizer Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed January 29, 2018).

3.2	Fourth Amended and Restated Bylaws of Energizer Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 16, 2020).

5.1*	Opinion of Kathryn A. Dugan, Esq., General Counsel and Corporate Secretary of Energizer Holdings, Inc.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Kathryn A. Dugan, Esq., General Counsel and Corporate Secretary of Energizer Holdings, Inc. (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page to this Registration Statement).

99.1	Energizer Holdings, Inc. 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed January 31, 2023).

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this January 31, 2023.

ENERGIZER HOLDINGS, INC.

By:	/s/ John J. Drabik
Name: John J. Drabik
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark S. LaVigne, John J. Drabik and Kathryn A. Dugan, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on January 31, 2023.

Signature	Title

/s/ Mark S. LaVigne Mark S. LaVigne	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John J. Drabik John J. Drabik	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Sara B. Hampton Sara B. Hampton	Vice President, Global Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Patrick J. Moore Patrick J. Moore	Independent Chairman of the Board of Directors

/s/ Carlos Abrams-Rivera Carlos Abrams-Rivera	Director

/s/ Cynthia J. Brinkley Cynthia J. Brinkley	Director

/s/ Rebecca D. Frankiewicz Rebecca D. Frankiewicz	Director

/s/ Kevin J. Hunt Kevin J. Hunt	Director

/s/ James C. Johnson James C. Johnson	Director

/s/ Donal L. Mulligan Donal L. Mulligan	Director

/s/ Nneka L. Rimmer Nneka L. Rimmer	Director

/s/ Robert V. Vitale	Director
Robert V. Vitale